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                                                                     EXHIBIT 5.1

                       [Apache Corporation Letterhead]

                                 May 26, 1995

Apache Corporation
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400

Gentlemen:

         I am rendering this opinion in my capacity as Assistant General Counsel of Apache Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed on or about this date by the Company under the Securities Act of 1933, as amended, and relating to 2,500,000 shares of the Company's common stock, $1.25 par value (the "Common Stock"), to be offered under the Company's 1995 Stock Option Plan (the "Plan").

         In connection therewith, I have examined the Registration Statement, the corporate proceedings with respect to the offering of shares and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinion contained herein.

         On the basis of the foregoing, and having regard for such legal considerations I have deemed relevant, it is my opinion that the 2,500,000 shares of Common Stock to be registered have been duly authorized for issuance and sale, and when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

         I express no opinion as to the laws of any jurisdiction other than the State of Texas and the General Corporation Law of the State of Delaware.

         I consent to the inclusion of this letter as an exhibit to the Registration Statement and to the reference in the Prospectus included as part of the Registration Statement to my having issued the opinion expressed herein.

                                Very truly yours,

                                /s/ Eric L. Harry

                                Eric L. Harry
                                Assistant General Counsel